N e w s R e l e a s e
Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release		Date: April 27, 2004

	Media Contact:	Misti Garffie	1-913-327-4257	mgarffie@euronetworldwide.com

	Investor Relations (US):	IR Dept	1-913-327-4200	investor@euronetworldwide.com

Euronet Worldwide Reports First Quarter 2004 Financial Results

LEAWOOD, KANSAS, USA—April 27, 2004—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading provider of secure electronic financial transaction solutions, announced consolidated revenues of $81.1 million for first quarter 2004. This result compares to $33.1 million for the first quarter 2003. Consolidated operating income for the quarter was $6.5 million, compared to $1.2 million for the first quarter 2003. Adjusted EBITDA (operating income plus depreciation and amortization) was $10.1 million for first quarter 2004, compared to $3.9 million for the first quarter 2003.

Net income for the first quarter 2004 was $3.3 million, or $0.10 fully diluted earnings per share, compared to a net income of $15.4 million, or $0.57 per share, for the first quarter 2003. The first quarter 2004 net income included a foreign exchange gain of $0.2 million and a loss on the early retirement of debt of $0.1 million; excluding this gain and loss, earnings per share were $0.09, or $3.1 million income, for the first quarter 2004. Net income for the first quarter 2003 included a gain on the sale of the U.K. ATM Network of $18.0 million and a foreign exchange translation loss of $1.8 million; excluding this gain and loss, losses per share were $0.03, or $0.7 million loss, for the first quarter 2003.

Management analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, that are incremental to the baseline of the business or that are non-operational in nature. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations and other similar items. Management believes the exclusion of these items provide a better basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of any Non-GAAP Financial Measures.

The EFT Processing Segment posted 2004 first quarter revenues of $14.9 million, compared to $11.9 million reported for the first quarter 2003. Operating income for the first quarter was $2.0 million, compared to the prior year’s same quarter of $0.8 million. First quarter 2004 Adjusted EBITDA was $3.8 million, compared to $2.7 million for the first quarter 2003. The EFT Processing Segment processed 34.9 million transactions in the first quarter 2004 compared to 23.4 million transactions for the same period last year. The segment completed the quarter with 3,870 ATMs owned or operated, compared to 2,994 ATMs at the end of the first quarter 2003. The improved results of the first quarter 2004 over the same quarter last year are largely attributable to the continued growth in ATMs under management together with transactional growth from those ATMs. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, U.K., Greece, Romania, Slovakia, Kosovo, India, and Egypt.

The Prepaid Processing Segment reported first quarter 2004 revenues of $62.9 million, compared to $17.4 million reported for the first quarter 2003. Operating income for the first quarter was $6.4 million, compared to the prior year’s quarter of $1.5 million. Adjusted EBITDA for the first quarter 2004 was $7.8 million, compared to $2.1 million for the first quarter 2003. Total transactions processed by the Prepaid Processing Segment in the first quarter 2004 were 48.5 million, compared to 12.0 million prepaid transactions processed in the first quarter 2003 (two months activity included in 2003). The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at more than 150,000 point-of-sale terminals across more than 60,000 retailers in Europe, Asia Pacific and the U.S. As previously announced, the company intends to expand its Prepaid Processing Segment both domestically and internationally through internal sales and promotional efforts as well as, if appropriate, acquisitions.

The Prepaid Processing Segment’s first quarter’s year-over-year revenue improvements were the result of a continuation of strong growth from the company’s e-pay group and the inclusion of e-pay for all three months of this year’s quarter rather than only two months in the first quarter 2003, combined with $3.6 million from the November 2003 acquisition of transact Elektronische Zahlungssysteme GmbH (transact), a German prepaid processor, and $5.7 million from the company’s U.S. prepaid operations, which were initiated in September 2003 with acquisition of Austin International Marketing and Investments, Inc. (AIM) and further expanded with the January 2004 acquisition of Prepaid Concepts, Inc. (Precept). The quarterly Adjusted EBITDA and operating income improvements were generally correlated to the increases in revenues. Depreciation and amortization included $0.8 million for amortization of intangible assets assigned for purchase accounting related to the e-pay, transact, AIM and Precept acquisitions.

The Software Solutions Segment reported $3.2 million in revenues, compared to $3.9 million in revenues for first quarter 2003. Software backlog at March 31, 2004 was $4.5 million, compared to $4.3 million at December 31, 2003. Operating income for the Software Solutions Segment was $0.2 million for both the first quarter 2004 and 2003.

Corporate and other had $2.1 million of expenses in first quarter 2004, compared to $1.5 million for the first quarter 2003, primarily due to increases in professional fees, insurance and salary expense resulting from overall company growth and annual compensation increases.

All segments included, transactions processed in the first quarter 2004 were 83.4 million, compared to 35.4 million processed in the first quarter 2003. This increase was primarily due to the Prepaid Processing Segment’s inclusion of a full three months in 2004 (versus two months in 2003) of e-pay transactions, combined with growth and the acquisitions of transact and the U.S. prepaid businesses.

The company’s unrestricted cash on hand was $19.3 million as of March 31, 2004 as compared to $19.2 million at December 31, 2003. Euronet’s total indebtedness was $62.1 million as of March 31, 2004, compared to $65.0 million at the end of 2003. This decrease was the net result of an additional $4.0 million in seller promissory notes issued in relation to the Precept acquisition offset by a decrease of $0.8 million for foreign exchange rate translation gains driven by the U.S. dollar strengthening against the euro and a decrease as a result of the repurchase of $5.0 million of the company’s 12 3/8% senior discount notes. In addition to the $5.0 million first quarter repurchase of senior discount notes, the company repurchased an additional $5.0 million in 12 3/8% senior discount notes in April 2004, resulting in a remaining balance of approximately $32 million.

Euronet also announced that it expects earnings per share for the second quarter 2004 to be slightly better than the first quarter 2004, excluding the effects of foreign exchange gains or losses, losses on the early retirement of debt, discontinued operations, and other non-operating or unusual items.

Euronet Worldwide will host an analyst conference call on Wednesday, April 28, 2004, at 10:00 a.m. U.S. Eastern Daylight Time to further discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at www.vcall.com. Participants should go to the web site at least fifteen minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is “Euronet.”

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event via the web locations, as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA)

or +1-201-612-7415 (non-USA). The account number is 1628 and the conference ID number is 101439. The call replay will be available for two weeks. No fees are charged to access any event.

About Euronet Worldwide

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic prepaid top-up services to financial institutions, mobile operators and retailers. Euronet operates the largest independent pan-European ATM network and the largest India shared ATM network. Euronet is also the largest provider of prepaid processing, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 150,000 point-of-sale terminals across more than 60,000 retailers in Europe, Asia Pacific and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 17 worldwide offices, Euronet serves clients in more than 60 countries. Visit the company’s web site at www.euronetworldwide.com.

Any statements contained in this news release, which concern the company’s or management’s intentions, expectations, or are predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the company’s business. These risks and other risks are described in the company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Forms 10-Q for the periods ended March 31, 2003; June 30, 2003 and September 30, 2003 and its Form 10-K for the year ended December 31, 2003. Copies of these filings may be obtained by contacting the company or the SEC.

EURONET WORLDWIDE, INC.

Consolidated Statement of Operations and Comprehensive Income

(unaudited—in thousands, except share and per share data)

	Three months ended March 31,
	2004	2003
Revenues:
EFT processing services	$14,940	$11,889
Prepaid processing services	62,919	17,372
Software and related revenue	3,196	3,839

Total revenues	81,055	33,100

Operating expenses:
Direct operating costs	56,674	20,005
Salaries and benefits	10,088	6,875
Selling, general and administrative	4,226	2,313
Depreciation and amortization	3,554	2,756

Total operating expenses	74,542	31,949

Operating income	6,513	1,151

Other income (expense):
Interest income	571	353

Interest expense	(1,836)	(1,607)
Gain on Sale of UK ATM Network	—	18,001
Equity in income (loss) from unconsolidated subsidiaries	(21)	37
Loss on early retirement of debt	(71)	—
Foreign exchange gain (loss), net	235	(1,839)

Total other income (expense)	(1,122)	14,945

Income from continuing operations before income taxes	5,391	16,096

Income tax expense	(2,105)	(675)

Net income	3,286	15,421

Translation adjustment	(205)	47

Comprehensive income	$3,081	$15,468

Net income per diluted share	$0.10	$0.57
Diluted weighted average shares outstanding	33,351,456	26,936,990

EURONET WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Summary Balance Sheets

(unaudited—in thousands)

	As of March 31, 2004	As of December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$19,268	$19,245
Restricted cash	37,613	58,280
Trade accounts receivable, net of allowance for doubtful accounts	77,140	75,648
Other current assets	22,138	14,781

Total current assets	156,159	167,954
Property, plant, and equipment, net	20,979	20,658
Goodwill and intangible assets, net	129,494	111,284
Other assets	3,589	3,877
Total assets	$310,221	$303,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$140,030	$145,996
Debt obligations	21,635	5,930

Total current liabilities	161,665	151,926
Deferred income tax	8,579	7,828
Long-term debt obligations	40,435	59,032
Other long term liabilities	2,808	3,118

Total liabilities	213,487	221,904
Stockholders’ equity	96,734	81,869
Total liabilities and stockholders’ equity	$310,221	$303,773

EURONET WORLDWIDE, INC.

Quarterly Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited—in millions)

	Three months ended March 31, 2004
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$1.1	$5.5	$0.2	$3.3
Add: Income tax	0.7	1.4	—	2.1
Add: Interest Expense	0.2	—	—	1.8
Add: Loss on early retirement of debt	—	—	—	0.1
Less: Foreign exchange gain	—	—	—	(0.2)
Less: Interest income	—	(0.5)	—	(0.6)

Subtotal: Operating income	2.0	6.4	0.2	6.5
Add: Depreciation and amortization	1.8	1.5	0.2	3.6
Rounding	—	(0.1)	—	—

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$3.8	$7.8	$0.4	$10.1

EURONET WORLDWIDE, INC.

Quarterly Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited—in millions)

	Three months ended March 31, 2003
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$0.3	$1.4	$0.2	$15.4
Add: Income tax	0.3	0.4	—	0.7
Add: Interest Expense	0.2	—	—	1.6
Add: Foreign exchange loss	—	—	—	1.8
Less: Income from unconsolidated subs	—	(0.1)	—	—
Less: Interest income	—	(0.2)	—	(0.4)
Less: Gain on sale of U.K.	—	—		(18.0)
Less: Rounding and other	—	—	—	0.1

Subtotal: Operating income	0.8	1.5	0.2	1.2
Add: Depreciation and amortization	1.8	0.6	0.3	2.8
Rounding	0.1	—	—	(0.1)

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$2.7	$2.1	$0.5	$3.9

Management believes Adjusted EBITDA is an important measure of the company’s current performance of business units without consideration of financing expense, depreciation and amortization of historical capital expenditures. These items do not have a current period effect on operating cash flow and are not a measurement of the transactional performance of continuing operations.

EURONET WORLDWIDE, INC.

Reconciliation of Net Income to Net Income Excluding FX,

Discontinued Operations, Gain (Loss) on Sale and Retirement of Debt

(unaudited—in millions, except share and per share data)

	Three months ended March 31,
	2004	2003
Net Income	$3.3	$15.4
Add: Foreign exchange loss (gain)	(0.2)	1.8
Add: Loss on early retirement of debt	0.1	—
Less: Gain on sale of U.K.	—	(18.0)
Less: Rounding and other	(0.1)	0.1

Net income (loss) before foreign exchange gain/ (loss), discontinued operations, gain on sale and loss on retirement of debt	$3.1	$(0.7)

Net income (loss) per share and equivalent	$0.09	$(0.03)

Diluted weighted average shares outstanding	33,351,456	26,936,990

Note: Management believes the exclusion of (1) foreign exchange adjustments, (2) discontinued operations and (3) one-time gains or losses on business dispositions and debt retirements provides a better basis for evaluating the underlying business unit performance.